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                                                                    Exhibit 99.4

                              ACORN PRODUCTS, INC.
                                 RIGHTS OFFERING

                                                              ________ __, 2002

To Our Clients:

         Enclosed for your consideration is a prospectus, dated November 21, 2002 (the "Prospectus"), and an instruction form (the "Instruction Form") relating to the rights offering by Acorn Products, Inc. (the "Company") of non-transferable rights to purchase shares of its common stock, par value $0.01 per share ("Common Stock"), to holders of its Common Stock, (the "Holders"), on November 21, 2002 (the "Record Date").

         Pursuant to the rights offering, each Holder will receive 10 rights (each a "Right") for every share of Common Stock owned, or deemed owned, by such Holder as of the close of business on the Record Date. Each Right is exercisable, upon payment of the $5.00 per share (the "Subscription Price"), to purchase one share of Common Stock. For example, if you held of record 111 shares of our common stock as of the close of business on November 21, 2002, you have the right to purchase 1.11 x 1,000 shares of our common stock in the rights offering.

         The materials enclosed are being forwarded to you as the beneficial owner of shares of Common Stock carried by us in your account but not registered in your name. Exercises of the Rights may only be made by us as the Holder of record and pursuant to your instructions.

         Accordingly, we request instructions as to whether you wish us to subscribe for any shares of Common Stock for which you are entitled to subscribe for pursuant to the terms and conditions set forth in the enclosed Prospectus. However, we urge you to read these documents carefully before instructing us to exercise any rights.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., New York City time, on December 23, 2002. Once you have exercised your rights, you may not revoke your election for any reason.

         If you wish to have us exercise, on your behalf, your right to purchase shares of Common Stock for which you are entitled to subscribe, please so instruct us by completing, executing, detaching and returning to us, and not the Rights Agent, the attached Beneficial Owner Election Form along with proper payment for the number of shares for which you are subscribing at the Subscription Price.

         Any questions or requests for assistance concerning the offering should be directed to D.F. King at ( ).